Exhibit 23.2
Consent of Independent Accountants

                            HENRY L. CREEL CO., INC.
                          Certified Public Accountants
                                 (216) 491-0800
                               Fax (216) 491-0803



August 1, 2002

To Whom It May Concern:

The Firm of Henry Creel Co, Inc., Certified Public Accountants consents to the inclusion of my report of June 6, 2002, on the Financial Statements for Augrid of Nevada, Inc., for the inception date of March 1, 1998 through March 31, 2002 in any filings that are necessary now or in the near future to be filed with the U.S. Securities and Exchange Commission.

Respectfully,

/s/ Henry L. Creel Co., Inc.
Henry L. Creel, CPA